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Securities and Exchange Commission
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Washington, D.C.  20549

  Re: Request for Withdrawal of Registration Statement on Form S-4 by Healthcare
      --------------------------------------------------------------------------
      Construction Corp. (Registration No. 333-107399-114)
      ----------------------------------------------------

Ladies and Gentlemen:

         Please be advised that the above-referenced registration statement, filed on behalf of Healthcare Construction Corp. ("HCC") (a wholly-owned subsidiary of Manor Care, Inc.) as a co-registrant, was erroneously filed on July 28, 2003. We hereby request the withdrawal of the above-referenced registration statement filed on behalf of HCC only.

         If you have any questions or concerns, please contact me at (312) 876-7685.


                                            Sincerely,

                                            /s/ SallyJean Tews